Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON announces PRELIMINARY 2q23 results, provides business update and announces 2q23 earnings call date

●	Expects 2Q23 operating income for Ocean Transportation to be $78.0 to $83.0 million
●	Expects 2Q23 operating income for Logistics to be $13.5 to $14.5 million
●	Expects 2Q23 net income and diluted EPS to be $76.3 to $81.5 million and $2.14 to $2.28, respectively
●	Year-over-year decrease in consolidated operating income driven primarily by lower contribution from China service
●	Repurchased approximately 0.6 million shares in 2Q23
●	Announces second quarter earnings call date on August 1, 2023

HONOLULU, Hawaii (July 20, 2023) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX) today announces preliminary second quarter financial results, provides a business update and announces that its second quarter earnings call will be held on August 1, 2023.

“Matson’s Ocean Transportation and Logistics business segments performed well despite a challenging business environment and sluggish economic growth,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service saw higher sequential quarterly freight demand but generated lower year-over-year volume and freight rates, which were the primary contributors to the year-over-year decline in our consolidated operating income. Currently in the Transpacific marketplace, we are seeing modest reductions in deployed capacity and retail inventories are in a relatively better position than earlier in the year, but retailers continue to carefully manage inventory levels in the face of lower consumer demand. We further expect the tradelane to experience a muted peak season, but for Matson, we expect our China service to be near full during the traditional peak season. Absent an economic ‘hard landing’ in the U.S., we continue to expect trade dynamics to gradually improve for the remainder of the year as the Transpacific marketplace transitions to a more normalized level of consumer demand and retail inventory stocking levels. Regardless of the economic environment, we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index reflecting our fast and reliable ocean services and unmatched destination services.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii, Alaska and Guam compared to the year ago period. The year-over-year decline in Hawaii volume was primarily due to lower retail-related volume. The year-over-year volume declines in Guam and Alaska were primarily driven by lower general demand and lower seafood volume, respectively. In Logistics, operating income decreased year-over-year primarily due to lower contributions from transportation brokerage and supply chain management. As a result, Matson expects second quarter operating income for Ocean Transportation of $78.0 to $83.0 million and Logistics operating income of $13.5 to $14.5 million. We also expect second quarter 2023 net income and diluted EPS to be $76.3 to $81.5 million and $2.14 to $2.28, respectively.”

Second Quarter Tradelane Volume (Forty-foot equivalent units (FEU)) (1)(2):

For the three months ended June 30, 2023 compared to the three months ended June 30, 2022 and on a FEU basis:

●	Hawaii container volume decreased 7.1 percent primarily due to lower retail-related volume;
●	Alaska container volume decreased 7.2 percent due to (i) lower export seafood volume from the Alaska-Asia Express service (“AAX”), (ii) lower northbound volume due to one less sailing and (iii) lower southbound volume primarily due to lower household goods and domestic seafood volume;
●	China container volume was 24.6 percent lower primarily due to (i) CCX volume in 2Q22 (CCX service was discontinued in 3Q22), (ii) lower capacity in the CLX due to the dry-docking of Daniel K. Inouye and (iii) one less CLX+ sailing;
●	Guam container volume was 7.5 percent lower primarily due to lower general demand; and
●	Other container volume decreased 29.0 percent.

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Other containers includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Liquidity, Debt and Share Repurchases

Matson’s cash and cash equivalents as of June 30, 2023 was approximately $120.0 million, which excludes $583.9 million in cash on deposit within the Capital Construction Fund (CCF). Total debt as of June 30, 2023 was $462.4 million.(3) During the second quarter of 2023, Matson made an approximately $50.0 million milestone payment from the CCF as part of the new vessel build program.

During the second quarter of 2023, Matson repurchased approximately 0.6 million shares for a total cost of $42.4 million. As of June 30, 2023, the Company had approximately 3.3 million shares remaining in its share repurchase program.

A slide presentation that accompanies this press release is available on the Company's website at www.matson.com, under Investors.

(3)	Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on August 1, 2023 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Tuesday, August 1, 2023
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BI2405370e930a41939d6774bd4e7cc3dc

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results; retail inventories; deployed capacity in the Transpacific; consumer demand; Matson’s capacity utilization in the peak season; economic uncertainty; trade dynamics; and Matson’s rate premium to the Shanghai Containerized Freight Index. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the ability of Philly Shipyard to construct and deliver the new Aloha Class vessels on the contemplated timeframe; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.